Exhibit 1.3

JUST ENERGY GROUP INC.

Notice of ANNUAL Meeting of COMMON Shareholders

NOTICE IS HEREBY GIVEN that, pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated July 17, 2020 an annual meeting (the “Annual Meeting”) of the holders (the “Common Shareholders:”) of the common shares (the “Common Shares”) of Just Energy Group Inc. (“Just Energy” or the “Corporation”) will be held at Vantage Venues, 150 King Street West, 27th floor, Meeting Room L1, Toronto, Ontario M5H 1J9, on August 25, 2020 at 1:00 p.m. (Toronto time) to, among other things:

1.	receive the consolidated financial statements of the Corporation for the year ended March 31, 2020, including the auditor’s report thereon;

2.	re-appoint the auditor of the Corporation for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditor;

3.	consider an advisory, non-binding resolution on executive compensation;

4.	consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution of the Common Shareholders (the “TSX MIP Resolution”), the full text of which is set out in Appendix D to the accompanying management proxy circular dated July 17, 2020 (the “Proxy Circular”), approving the adoption of a management incentive plan, which is more particularly described in the Proxy Circular; and

5.	transact such further and other business as may properly come before the Annual Meeting or the reconvening of any adjournment or postponement thereof.

Additional information on the above matters can be found in the Proxy Circular.

The holding of the Annual Meeting is subject to the approval of the Arrangement at separate meetings by holders of Just Energy’s Senior Unsecured Debt, Convertible Debentures, and Common Shares voting together with the Preferred Shares. Pursuant to the Arrangement, a new slate of directors will be elected. In the event that the Arrangement is not approved by any class of securityholders, Just Energy may postpone the Annual Meeting pending its determination of whether the Arrangement may still receive Court approval or whether to proceed with an Alternative Implementation Process.

The record date for entitlement to notice of the Annual Meeting is July 23, 2020 (the “Record Date”). At the Annual Meeting, each Shareholder as of the Record Date will have one vote for each Common Share held as at the Record Date.

Subject to any further order of the Court, the Court has set the quorum for the Annual Meeting at two or more persons entitled to vote at the Annual Meeting present in person or represented by proxy.

The Proxy Circular, this notice (“Notice”), the form of Common Shareholder proxy, the form of Common Shareholder voting instruction form and a letter of transmittal (collectively, the “Common Shareholder Meeting Package”) are being mailed to Common Shareholders of record as at the Record Date and are available online under the Corporation’s profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov. Common Shareholders are reminded to review the Common Shareholder Meeting Package before voting.

All Common Shareholders are requested to vote in accordance with the instructions provided on the appropriate proxy or voting instruction form, as applicable, using one of the available methods. In order to be effective, proxies and voting instruction forms must be received by the Corporation’s transfer agent, prior to 1:00 p.m. (Toronto time) on August 21, 2020.

Registered holders of Common Shares can submit their proxy (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, Attention: Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; or (ii) by facsimile to 1-416-263-9524 or 1-866-249-7775 (on any such facsimile, please write “To the Toronto office of Computershare, Attention: Proxy Department”). If you vote through the internet, you may also appoint another person to be your proxyholder. Please go to www.investorvote.com and follow the instructions. You will require your 15-digit control number found on your proxy form. If you receive more than one proxy form because you own Common Shares registered in different names or addresses, each proxy form should be completed and returned. The deadline for the deposit of proxies may be waived by the chairman of the Annual Meeting at his sole discretion without notice.

If you receive these materials through your broker, custodian, investment dealer, nominee, bank, trust company or other intermediary (an “Intermediary”), you should follow the instructions provided by such Intermediary in order to vote your Common Shares.

Registered holders of Common Shares may attend the Annual Meeting in person or may appoint another person as proxyholder. The form of proxy accompanying the Proxy Circular nominates Scott Gahn, Jonah Davids or William Weld, and each one of them with full power of substitution as proxyholders. A Common Shareholder may appoint another person as its proxyholder by inserting the name of such person in the space provided in the form of proxy, or by completing another valid form of proxy. Persons appointed as proxyholders need not be Common Shareholders.

DATED at Toronto, Ontario this 17th day of July, 2020.

BY ORDER OF THE BOARD OF DIRECTORS OF JUST ENERGY GROUP INC.
By:	<Signed> Scott Gahn
Name: Scott Gahn
Title: President and Chief Executive Officer